Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RELIANT TECHNOLOGIES, INC.

Eric B. Stang hereby certifies that:

ONE:      The original name of this company is Reliant Merger Sub, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was April 7, 2004. The name of this company was changed from Reliant Merger Sub, Inc. to Reliant Technologies, Inc. by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on April 14, 2004.

TWO:    He is the duly elected and acting Chief Executive Officer of Reliant Technologies, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this corporation is Reliant Technologies, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of the registered agent of this corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.            The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is seventy one million five hundred twenty six thousand four hundred sixty nine (71,526,469) shares, forty three million (43,000,000) shares of which shall be Common Stock (the “Common Stock”) and twenty eight million five hundred twenty six thousand four hundred sixty nine (28,526,469) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one tenth of one cent ($.001) per share and the Common Stock shall have a par value of one tenth of one cent ($.001) per share.

B.            The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Company (voting together on an as converted basis).

C.            Seven million two hundred ninety three thousand three hundred seventy five (7,293,375) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), eleven million eight hundred seven thousand four hundred thirty four (11,807,434) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), one million nine hundred ninety four thousand three hundred two (1,994,302) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), four million three hundred thirty one thousand three hundred fifty eight (4,331,358) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”) and three million one hundred thousand (3,100,000) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock (the “Series E Preferred”, together with the Series A Preferred, the Series B Preferred, the Series C Preferred, and the Series D Preferred, the “Series Preferred”).

D.            The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.             DIVIDEND RIGHTS.

(a)           Subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred, in preference to the holders of all other shares of capital stock of the Company, shall be entitled to receive, on a pari passu basis, when and as declared by the Company’s Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Amended and Restated Certificate of Incorporation, the “Filing Date”), the Series B Original Issue Price (as defined below and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), the Series C Original Issue Price (as defined below and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), the Series D Original Issue Price (as defined below and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), or the Series E Original Issue Price (as defined below and as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), as applicable, per annum on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred, as the case may be. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b)           The “Series A Original Issue Price” means $1.50 per share, the “Series B Original Issue Price” means $1.50 per share, the “Series C Original Issue Price” means $3.51 per share, the “Series D Original Issue Price” means $5.03 per share, and the “Series E Original Issue Price” means $5.00 per share.

(c)           So long as any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, on any other shares of capital stock of the Company, until all dividends as set forth in Section 1(a) above on the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred have been paid or declared and set apart.

(d)           In the event dividends are paid on any share of capital stock of the Company, the Company shall pay an additional dividend on all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of such capital stock.

(e)           The provisions of Section 1(c) and Section 1(d) shall not apply to a dividend payable in Common Stock.

(f)            As authorized by Section 402.5(c) of the General Corporation Law of California (“CGCL”), Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to payments made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Company’s board of directors.

2.             VOTING RIGHTS.

(a)           General Rights. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the shares of Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of the stockholders, and may act by written consent in the same manner as the Common Stock.

(b)           Separate Vote of Series Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, consolidation or otherwise):

(i)            Any amendment, alteration, or repeal of any provision of this Amended and Restated Certificate of Incorporation (including any filing of a Certificate of Designation), whether by merger, business combination, recapitalization or otherwise, that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series Preferred so as to affect them adversely;

(ii)           Any increase or decrease in the authorized number of shares of Series Preferred;

(iii)         Any authorization or any designation, whether by amendment to the Amended and Restated Certificate of Incorporation or by merger, business combination, recapitalization or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference or dividends or any increase in the authorized or designated number of any such new class or series;

(iv)          Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3) or any consolidation, merger or reorganization described in Section 3(c)(i);

(v)            Any voluntary dissolution or liquidation of the Company;

(vi)          Any redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services);

(vii)         The payment or declaration of any dividend on any shares of Common Stock or Series Preferred; or

(viii)        Any action effecting or validating any increase or decrease in the authorized number of directors of the Company.

(c)           Election of Directors.

(i)            The holders of the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company’s board of directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii)           The holders of the Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company’s board of directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii)         The holders of the Series D Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company’s board of directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)          The holders of the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Company’s board of directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v)            Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vi)          Removal. During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Company’s board of directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote; provided, however, that unless the entire board of directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3.             LIQUIDATION RIGHTS.

(a)           Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, (a) the holders of the Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series A Preferred equal to the greater of: (i)  the Series A Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared but unpaid dividends on one share of Series A Preferred, and (ii) the amount per share the holder of a share of Series A Preferred would receive if the holder converted such share of Series A Preferred into Common Stock immediately prior to any such liquidation, dissolution or winding up of the Company; (b) the holders of the Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series B Preferred equal to the greater of: (i)  the Series B Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared but unpaid dividends on one share of Series B Preferred, and (ii) the amount per share the holder of a share of Series B Preferred would receive if the holder converted such share of Series B Preferred into Common Stock immediately prior to any such liquidation, dissolution or winding up of the Company; (c) the holders of the Series C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series C Preferred equal to the greater of: (i)  the Series C Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared but unpaid dividends on one share of Series C Preferred, and (ii) the amount per share the holder of a share of Series C Preferred would receive if the holder converted such share of Series C Preferred into Common Stock immediately prior to any such liquidation, dissolution or winding up of the Company; (d) the holders of the Series D Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series D Preferred equal to the greater of: (i)  the Series D Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared but unpaid dividends on one share of Series D Preferred, and (ii) the amount per share the holder of a share of Series D Preferred would receive if the holder converted such share of Series D Preferred into Common Stock immediately prior to any such liquidation, dissolution or winding up of the Company; and (e) the holders of the Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series E Preferred equal to the greater of: (i)  the Series E Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared but unpaid dividends on one share of Series E Preferred, and (ii) the amount per share the holder of a share of Series E Preferred would receive if the holder converted such share of Series E Preferred into Common Stock immediately prior to any such liquidation, dissolution or winding up of the Company. The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall rank on parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of such event, the assets, proceeds and funds available for distribution to the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are not sufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets, proceeds and funds of the Company legally available for distribution shall be distributed ratably among the holders of the shares of Series A Preferred, Series B Preferred, Series C

Preferred, Series D Preferred and Series E Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled, based on each holder’s pro rata percentage of such full amount.

(b)           Upon completion of the distributions required by subsection (a) of this Section 3, all of the remaining assets, proceeds and funds of the Company available for distribution to stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)           For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include:

(i)            any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; provided that a liquidation, dissolution or winding up of the Company shall not include any consolidation or merger effected exclusively to change the domicile of the Company;

(ii)           any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (each, an “Acquisition”); provided that an Acquisition shall not include any consolidation or merger effected exclusively to change the domicile of the Company; and

(iii)         a sale, lease or other disposition of all or substantially all of the assets of the Company (including without limitation a license of the Company’s intellectual property that is either exclusive or otherwise structured in a manner that constitutes a license of all or substantially all of the assets of the Company) (each, an “Asset Transfer”).

(d)           In any of such events set forth in subsections (i), (ii) and (iii) of Section 3(c), if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by a majority of the Board. Any securities shall be valued as follows:

(i)            Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(A)          If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(B)          If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C)          If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by a majority of the Board.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by a majority of the Board.

(iii)         The Company shall give each holder of record of Series Preferred written notice of such impending transaction (as set forth in this Section 3) not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than five (5) days after the Company has given notice of any material changes provided for herein.

Nothing hereinabove set forth shall affect in any way the right of each holder of Series Preferred to convert such shares at any time and from time to time in accordance with Section 4 of Article IV(D).

4.             CONVERSION RIGHTS.

The holders of Series Preferred shall have the following rights with respect to the conversion of Series Preferred into shares of Common Stock (collectively, the “Conversion Rights”):

(a)           Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. In the event of an optional conversion pursuant to this Section 4(a) or an automatic conversion pursuant to Section 4(i) hereof, (i) the number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4(b) hereof) by the number of shares of Series A Preferred being converted; (ii) the number of shares of Common Stock to which a holder of shares of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4(b) hereof) by the number of shares of Series B Preferred being converted; (iii) the number of shares of Common Stock to which a holder of shares of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 4(b) hereof) by the number of shares of Series C Preferred being converted; (iv) the number of shares of Common Stock to which a holder of shares of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect (determined as provided in Section 4(b) hereof) by the number of shares of Series D Preferred being converted; and (v) the number of shares of Common Stock to which a holder of shares of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series E Preferred Conversion Rate” then in effect (determined as provided in Section 4(b) hereof) by the number of shares of Series E Preferred being converted .

(b)           Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the “Series A Preferred Conversion Price,” calculated as provided in Section 4(c) hereof. The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c) hereof. The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c) hereof. The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the “Series D Preferred Conversion Price,” calculated as provided in Section 4(c) hereof. The conversion rate in effect at any time for conversion of the Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series E Original Issue Price by the “Series E Preferred Conversion Price,” calculated as provided in Section 4(c) hereof.

(c)           Series Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the “Series A Preferred Conversion Price”). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted. The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Preferred Conversion Price”). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted. The conversion price for the Series D Preferred shall initially be the $4.801650567 (the “Series D Preferred Conversion Price”). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Preferred Conversion Price herein shall mean the Series D Preferred Conversion Price as so adjusted. The conversion price for the Series E Preferred shall initially be the Series E Original Issue Price (the “Series E Preferred Conversion Price” and, together with the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Conversion Price, and the Series D Conversion Price, the “Conversion Price”).

Such initial Series E Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series E Preferred Conversion Price herein shall mean the Series E Preferred Conversion Price as so adjusted.

(d)           Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number and series of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the fair market value of a share of Common Stock determined by the Board as of the date of conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the fair market value of a share of Common Stock determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)           Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Filing Date, the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, or Series E Preferred, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Filing Date, the Company pays a dividend or other distribution in additional shares of Common Stock, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)            The applicable Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

(A)          the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)          the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)           If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)         If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)           Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h)           Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i)            Sale of Shares Below Series Preferred Conversion Price.

(i)            If, after the Filing Date, at any time or from time to time, the Company shall issue, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock, other than as provided in Section 4(f), 4(g) or 4(h) above, for an Effective Price less than the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, or the Series E Preferred Conversion Price, in effect immediately prior to the issuance of such Additional Shares of Common Stock, then and in each such case, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price, or the Series E Preferred Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith be adjusted as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price (with respect to the Series A Preferred), the Series B Preferred Conversion Price (with respect to the Series B Preferred), the Series C Preferred Conversion Price (with respect to the Series C Preferred), Series D Preferred Conversion Price (with respect to the Series D Preferred) or the Series E Preferred Conversion Price (with respect to the Series E Preferred) in each case, as in effect immediately prior to such issuance or sale by a fraction equal to:

(A)          the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A Preferred Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, or Series E Conversion Price, as applicable, and

(B)          the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)           No adjustment shall be made to the applicable Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Conversion Price.

(iii)         For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)          For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)          in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)          in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)          If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)          No further adjustment of the applicable Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)            For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)          warrants to purchase Series A Preferred and Series B Preferred outstanding as of the Filing Date;

(B)          shares of Common Stock issued upon conversion of the Series Preferred;

(C)          Up to five hundred two thousand five hundred sixty-two (502,562) shares of Common Stock and/or shares of Common Stock issuable pursuant to options, warrants or other Common Stock purchase rights which are granted after the Filing Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary of the Company pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, however, that if any options, warrants or other Common Stock purchase rights granted to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary of the Company are cancelled, terminated or otherwise forfeited for any reason, the number of shares of Common Stock issuable pursuant to such options, warrants or other Common Stock rights shall immediately be added to the share pool available under this subsection (C) and shall not count against the five hundred two thousand five hundred sixty-two (502,562) share total referenced above;

(D)          shares of Common Stock and Preferred Stock issued pursuant to the exercise of options, warrants or other Common Stock purchase rights or convertible securities outstanding as of the Filing Date;

(E)           shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board that has a primary purpose other than raising cash and equivalents;

(F)           shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board; and

(G)          shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board;

provided, however, that any issuance or issuances of shares of Common Stock, Convertible Securities, options, warrants or other Common Stock purchase rights pursuant to subparagraphs (E), (F) and (G), following the Filing Date, for more than an aggregate of 1,000,000 shares Common Stock (including the number of shares of Common Stock into which such Convertible Securities, options, warrants or other Common Stock purchase rights may be converted) must be approved by the Board and by holders of a majority of the outstanding shares of Series Preferred.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

(j)            Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii)

the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of the Series Preferred.

(k)           Notices of Record Date. To the extent notice has not been provided pursuant to the terms of Section 3(d)(v) hereof, upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l)            Automatic Conversion.

(i)            Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price, (A) with respect to the Series A Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series A Preferred; (B) with respect to the Series B Preferred, at any time upon the affirmative election of the holders of at least two-thirds of the outstanding shares of Series B Preferred; (C) with respect to the Series C Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series C Preferred; (D) with respect to the Series D Preferred and Series E Preferred, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Series D Preferred and Series E Preferred, voting together as a single class; or (E) (1) with respect to the Series A Preferred, Series B Preferred and Series C Preferred, immediately upon the closing of a firmly underwritten initial public offering with aggregate gross proceeds to the Company (before underwriting discounts and commissions) of at least $20 million at a pre-money valuation of at least $175 million, calculated on a fully diluted basis; and (2) with respect to the Series D Preferred and Series E Preferred, immediately upon the closing of a firmly underwritten initial public offering with aggregate gross proceeds to the Company (before underwriting discounts and commissions) of at least $40 million at a pre-money valuation of at least $235 million, calculated on a fully diluted basis.

(ii)           Upon the occurrence of any of the events specified in Section 4(l)(i) above, the outstanding shares of applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Series Preferred, the holders of shares of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the shares of Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n)           Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)           Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)           Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5.             NO REISSUANCE OF SERIES PREFERRED.

Any shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled and shall not be reissued by the Company. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction of the Company’s authorized capital stock.

V.

A.            The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.            To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Company (and any other persons to which Delaware law permits the Company to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the DGCL, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

C.            If and to the extent that the Company may from time to time be or become subject to certain provisions of Section 2115 of the CGCL, then, as authorized by Section 317(g) of the CGCL, for the duration of any such period, the Company is authorized to indemnify officers, directors, employees and agents of the Company (or any other person to which applicable law permits the Company to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the CGCL, subject only to the limits created by applicable Delaware law (statutory or non statutory) with respect to actions for breach of duty to the Company, its stockholders or others.

D.            Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B.            The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.            The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

FOUR:   This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE:      This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, RELIANT TECHNOLOGIES, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 9th day of March, 2007.

RELIANT TECHNOLOGIES, INC.

/s/ Eric Stang
Eric Stang,
Chief Executive Officer